Exhibit 4.27

Randgold Resources Limited Reg No. 62686 3rd Floor, Unity Chambers 28 Halkett Street St. Helier, Jersey JE2 4WJ CHANNEL ISLANDS TEL : +44 1534 735 333 FAX : +44 1534 735 444

Jemal-ud-din Kassum

2826

39th St. NW

Washington DC

20007

USA

6 May 2014

Dear Mr Kassum

RANDGOLD RESOURCES LIMITED (THE “COMPANY”) AND APPOINTMENT

TO THE BOARD AS A NON-EXECUTIVE DIRECTOR

The board of the Company (the “Board”) is pleased to confirm the main terms of your appointment as a non-executive director (with details relating to the appointment period being contained in the paragraph hereof titled “Appointment”). It is agreed that this is a contract for services and not a contract of employment. You should be aware that your appointment is subject to the Company’s articles of association as amended from time to time. If there is a conflict between the terms of this letter and the articles of association then the articles shall prevail.

DUTIES

1.	The Board is responsible for promoting the success of the Company by directing and supervising the Company’s affairs, including:

(a)	supervising and providing guidance to the Company within a framework of prudent and effective controls;

(b)	approving the Company’s objectives and strategic plan, ensuring that the necessary financial and human resources are in place for the Company to meet its strategic objectives, and review management performance; and

(c)	setting the Company’s values and standards and ensuring that its obligations to its stakeholders are met.

2.	The Board Charter (annexed hereto marked “Annexure A”) describes how the Board is structured and what authorities are delegated to the Chief Executive. Details of powers specifically reserved for the Board are listed in paragraph 13 of the Board Charter. The Charters of the Board Committees are available on the Company’s website and can be obtained from the Company’s Secretary.

3.	Your role as a non-executive director is to:

(a)	contribute to the development of strategies to attain the Company’s objectives;

(b)	evaluate the performance of Executive Directors in meeting agreed objectives and implementing strategies;

(c)	satisfy yourself that publicly available financial information is accurate and that financial controls and systems of risk management are robust and effective; and

(d)	be responsible, for determining appropriate levels of remuneration of the Executive Directors, and where necessary, members of the Executive Management Team.

4.	You will, in conjunction with paragraph 4 of the Board Charter, be required to:

(a)	perform your duties loyally and diligently;

(b)	bring independent judgement to bear on issues of strategy, policy, resources, performance and standards of conduct;

(c)	provide guidance and direction in planning, developing and implementing the strategic direction of the Company;

(d)	contribute to the effective control of the Company and to the supervision of the Executive Directors;

(e)	attend wherever possible in person or by conference call all meetings of the Board, which meets at least quarterly, and consider all relevant papers well in advance of each meeting;

(f)	serve on any Committee to which you are nominated by the Board;

(g)	attend the Annual General Meeting of the Company if requested;

(h)	comply with your fiduciary and statutory duties (including under the Companies (Jersey) Law 1991, as amended, which can be obtained from the Company’s Secretary); and

(i)	comply with the Company’s Code of Conduct and Anti-Corruption Compliance Policy, which are available on the Company’s website and can be obtained from the Company Secretary.

5.	Overall the Company anticipates that you will be available to fulfil your duties as and when you are needed, and the Company expects that the minimum time commitment over a normal year will equate to approximately 5 days per quarter on your work for the Company. This will include the quarterly board meetings, at least one site visit per year, and the appropriate period of time preparing for each meeting. By accepting this appointment, you confirm that you are able to allocate sufficient time to the Company to discharge your duties effectively. You also acknowledge that there may be circumstances in which you will need to devote additional time to your duties, such as when the Company is undergoing a period of particularly increased activity, or as a result of some major difficulty with one or more of its operations. In these circumstances you agree to work such additional hours (without any additional remuneration, unless it is specifically agreed by the Remuneration Committee and approved by the Board) as may be required for the proper performance of your duties.

6.	You will, be entitled to request such information from the Company, its subsidiaries or its employees, consultants or professional advisers as may be reasonably necessary to enable you to perform your role effectively. The Company shall use its reasonable endeavours to provide such information.

7.	The performance of individual directors, the whole board and its committees is evaluated annually. If in the interim there are any matters which cause you concern about your role, you should discuss them with the Chairman as soon as you can.

CONFIDENTIALITY

During the course of your duties you will have access to confidential information belonging to the Company and its subsidiaries (including, but not limited to, details of suppliers, customers, margins, know-how, marketing and other relevant business information). Unauthorised disclosure of this information could seriously damage the Company. You therefore undertake not to use or disclose such information save in pursuance of your duties or in accordance with any statutory obligation or court or similar order.

COMPLIANCE WITH REGULATORY REQUIREMENTS

The Company is committed to the UK Corporate Governance Code and the associated Guidance on Board Effectiveness published by the Financial Reporting Council, copies of which can be obtained from the Company Secretary. You will be expected to carry out your duties in accordance with these.

You undertake to comply with all legal and regulatory requirements and any code of practice or compliance manual issued by the Company relating to transactions in securities and inside information and dealing in force from time to time, including the Company’s current Share Dealing Code and any rules and regulations of or under the Financial Services Authority (including the Model Code, the Listing Rules, the Disclosure and Transparency Rules), the Financial Services and Markets Act 2000, the Criminal Justice Act 1993, the Financial Services (Jersey) Law 1998 and other rules and regulations of relevant regulatory authorities relevant to the Company (the “Regulatory Requirements”).

By accepting this appointment you acknowledge that you are aware of and understand the Regulatory Requirements and that a breach of the Regulatory Requirements carries sanctions including criminal liability, disciplinary action by the relevant regulatory authority (civil liability, fines and public censure by the Financial Conduct Authority (“FCA”) and the immediate termination of your appointment.

Due to your position you will be named on the Company’s list of persons with access to inside information relating to the Company which can be made available to the FCA.

You acknowledge that the non-executive directors are required, pursuant to the Company’s Shareholding Policy, to hold ordinary shares in the Company with a value of at least US$100,000 (i.e. an amount equal to twice the annual retainer fee).

OUTSIDE INTERESTS

You should seek the agreement of the Chairman of the Board before you accept any public company appointments or any new outside interests, which might affect the time you are able to devote to this appointment.

The Board have determined you to be independent, according to the provisions of the UK Corporate Governance Code.

In accordance with the principles set out in the UK Corporate Governance Code you must seek approval of the Chairman of the Board in relation to of any interests which you have, or acquire, which might reasonably be thought to jeopardise your independence from the Company.

During your appointment you must seek approval of the Chairman of the Board in relation to any office or employment with, or have any material interest in, any firm or company which is or may be in direct or indirect competition with the Company.

INSURANCE

During your appointment you will be covered by the Company’s directors’ and officers’ liability insurance on the terms in place from time to time. A copy of the policy document is available from the Company Secretary. The Company will maintain this insurance cover after the termination of your appointment, and you will continue to be covered by the policy (or any replacement on the same basis as the rest of the Board) for matters related to your duties as a non executive director during your period of service.

APPOINTMENT

Your appointment will commence on 6 May 2014 for three years ending on 31 May 2017. It is terminable by three months’ notice from either the Board or yourself. The continuation of your appointment depends upon re-election at the forthcoming Annual General Meetings and will follow the rules of the UK Corporate Governance Code.

Notwithstanding the aforementioned notice provisions, the Company may terminate your appointment with immediate effect if you have:

(a)	committed any serious breach or (after warning in writing) any repeated or continued material breach of your obligations to the Company (which include an obligation not to breach your fiduciary duties) or of any Regulatory Requirement;

(b)	been guilty of any act of dishonesty or serious misconduct or any conduct which (in the reasonable opinion of the Board) tends to bring you or the Company into disrepute; or

(c)	been declared bankrupt or have made an arrangement or composition with for the benefit of your creditors.

All appointments and reappointments to the Board are subject to the Company’s Articles of Association. You are required to stand for re-election every year at the Annual General Meeting. If you are not re-elected to your position as a director of the Company by the shareholders at any time and for any reason then this appointment shall terminate automatically and with immediate effect.

On termination of the appointment you shall only be entitled to such fees as may have accrued to the date of termination together with reimbursement in the normal way of any expenses properly incurred prior to that date.

REMUNERATION

The fee is US$50,000 per annum and is payable half yearly in arrears. In addition, should you be appointed to serve on a Board Committee the fees payable are as follows:

•	Audit Committee: US$35,000 per annum.

•	Remuneration Committee: US$25,000 per annum.

•	Nomination & Governance Committee: US$10,000 per annum.

The chairman of a board committee is entitled to receive an additional premium to the committee assignment fee of US$15,000 per annum.

Furthermore, each non-executive director receives an award of 1,200 ordinary shares in the Company per year subject to shareholder approval at the Company’s annual general meeting.

Remuneration and the award of ordinary shares, is reviewed periodically by the Board and submitted annually to the Annual General Meeting for approval.

EXPENSES

The Company will reimburse you for any expenses that you may incur properly and reasonably in performing your duties and which are documented and in accordance with the Company’s Board Travel Policy.

DATA PROTECTION

By signing this agreement you consent to the Company holding and processing information about you which you or any referees may provide or which it may acquire during the course of this agreement, providing such use is in accordance with the Data Protection Act 1998 and the Data Protection (Jersey) Law 2005. In particular you consent to the Company holding and processing:

(a)	personal data relating to you, for administrative and management purposes; and

(b)	“sensitive personal data” relating to you (as defined in the Data Protection Act 1998 and the Data Protection (Jersey) Law 2005)

THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement. No person other than the parties to this agreement shall have any rights under it and it will not be enforceable by any person other than the parties to it.

GOVERNING LAW

This agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with Jersey law. Each of the parties to this agreement irrevocably agrees that the courts of Jersey shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Jersey.

Please sign and return the enclosed copy of this letter to confirm your agreement to the above terms.

The Company looks forward to working with you in the future.

Yours sincerely

C Coleman

for and on behalf of

RANDGOLD RESOURCES LIMITED

I, Jemal-ud-din Kassum, agree to the above terms of appointment as a non-executive director of Randgold Resources Limited.

Signature:	Date:	14 May 2014

RANDGOLD RESOURCES LIMITED

BOARD CHARTER

The Board Charter for Randgold Resources (the “Company”) sets out the functions and responsibilities of the Board, the roles of its constituent members and its Committees in order to facilitate Board and management accountability for the Company’s performance and strategic direction.

1.	Composition of the Board

1.1	The Board will have a majority of Directors who are non-executive and are judged by the Board to be independent of judgement and character and free of material relationships with the company and other entities and people that might influence or would be perceived by shareholders to influence such judgement.

1.2	The Board will have a balance of non-executive and executive Directors that is effective for the promotion of shareholder interests and the governance of the Company although the majority will be independent non-executive directors.

1.3	The qualifications for Directors are: unquestioned honesty and integrity; a proven track record of creating value for shareholders; time available to undertake the preparedness to question, challenge and critique; and a willingness to understand and commit to the highest standards of governance of the Company.

1.4	The Board will, with the assistance of the Governance and Nomination Committee, on an ongoing basis review the skills represented by the Directors on the Board and determine whether the composition and mix of those skills remain appropriate to achieve the Company’s strategic objectives.

1.5	Directors will be expected to participate in all induction programmes, and any continuing education or training arranged for them.

2.	Role of the Board

2.1	The role of the Board is to organise and direct the affairs of the Company and its subsidiaries (together, the “Group” and each company within the Group a “Group Company”) in a manner that seeks to maximise the value of the Company for the benefit of its shareholders as a whole, while complying with relevant regulatory requirements, the Company’s constitution, and relevant corporate governance standards.

3.	Responsibilities of the Board

3.1	The Board takes collective responsibility for:

(a)	determining the Group’s objectives and strategy;

(b)	ensuring that the necessary financial and human resources are in place to allow the Group to achieve its objectives;

(c)	ensuring that the necessary corporate and management structures are in place to allow the Group to achieve its objectives;

(d)	determining the policies applicable to the Group;

(e)	determining the nature and extent of the significant risks it is willing to take in achieving the Group’s strategic objectives and establishing and maintaining a framework of risk management and internal controls that enables the strategic, financial and operational risks of the Group to be assessed and managed;

(f)	monitoring progress by the Group towards the achievement of its objectives and compliance by the Group with approved plans and policies and monitoring the decisions and actions of the Chief Executive Officer and other Executive Directors;

(g)	reporting to relevant stakeholders on the Group’s activities, presenting a balanced and understandable assessment of the Group’s position and prospects;

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(h)	appointing Board Committees with the appropriate balance of skills, experience, independence and knowledge to meet the Group’s requirements and relevant corporate governance standards;

(i)	delegating clearly defined responsibilities and authorities to the Chairman, the Senior Independent Director, the Chief Executive Officer, Board Committees and otherwise as the Board may determine from time to time;

(j)	determining the information it requires to fulfil its responsibilities and, in such regard, may make direct requests for information including from the Chief Executive Officer, any employee, the external auditor and any third party;

(k)	ensuring that the structure of remuneration for the Executive Directors is linked to the achievement of the Company’s strategic objectives; and

(l)	formally reviewing its own effectiveness as well as the effectiveness of its Committees and individual Directors.

3.2	Specific responsibilities of the Board are set out in the “Reserved Matters” at paragraph 13 below.

4.	Conduct

4.1	Each Director will ensure that no decision or action is taken that has the effect of placing his or her interests in priority to the interests of the Group.

4.2	Directors commit to the collective, group decision-making processes of the Board. Individual Directors will always respect the contributions of other Directors, and strive to understand their perspective and contributions to the Board debate and discussion. Directors will debate issues openly and constructively and be free to question or challenge the opinions presented at meetings where their own judgement differs from that of other Directors.

4.3	All Directors are expected to utilise their range of relevant skills, knowledge and experience for all matters discussed at Board meetings. Executive Directors will ensure that they bring to all Board debate and discussion their unique knowledge, experience, and perspective on the Group’s business.

4.4	Directors will use all reasonable endeavours to attend Board meetings in person or if not possible via conference phone. Members unable to attend a meeting must advise the Chairman and Company Secretary as soon as practicable with an explanation for non-attendance.

4.5	Non-executive Directors will meet at least once a year without Executive Directors or representatives of executive management present. The Chairman will lead the non-executive sessions.

5.	Independent Professional Advice

5.1	The Non-executive Directors may, with the assistance of the Company Secretary, where they judge it necessary to discharge their responsibilities as directors, seek independent professional advice at the expense of the Company.

5.2	Any Director (other than the Chairman) seeking to obtain such advice must first agree the scope and an estimate of the costs of such advice with the Chairman. Where the Chairman seeks to obtain such advice, he/she must first agree the scope and an estimate of the costs of such advice with the Senior Independent Director.

5.3	As soon as the substance of the advice is known, the Director who sought it should inform the Company Secretary who will arrange for the advice to be imparted to, and where appropriate discussed by the Board and, if relevant, appropriate Committees.

6.	The Chairman

6.1	The role of the Chairman is to lead the Board and ensure that it functions effectively. The Chairman is the Board’s principal spokesperson, and acts also as Chairman of General Meetings of shareholders. The Senior

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Independent Director will stand in for the Chairman in his absence. The Chairman is a Non-Executive Director, appointed by the Board.

6.2	The specific responsibilities of the Chairman are to:

(a)	set the agenda, style and tone of Board discussions to promote a culture of openness, effective decision making and constructive debate in Board meetings including appropriate consideration of strategic issues affecting the Group;

(b)	in conjunction with the Chief Executive Officer, where appropriate, represent the Group to external stakeholders, including shareholders, customers, suppliers, regulatory and governmental authorities and the community;

(c)	promote the highest standards of corporate governance within the Group;

(d)	ensure that the members of the Board receive accurate, timely and clear information on the Group and its activities;

(e)	ensure effective communication with shareholders and ensure that Directors develop an understanding of their views, issues and concerns;

(f)	ensure that the Group maintains contact, as required, with its principal shareholders about remuneration, governance and strategy;

(g)	manage the Board to ensure that appropriate time is allowed for consideration of all issues;

(h)	ensure that there is in place a properly constructed induction programme for new Directors;

(i)	take the lead in identifying and agreeing the training and development needs of individual Directors with the Company Secretary and General Counsel having a key role in facilitating the provision of initiatives to meet the needs identified;

(j)	address the development needs of the Board as a whole with a view to enhancing its overall effectiveness as a team and maintaining its collective skills and knowledge;

(k)	meet with Non-Executive Directors without the executives present;

(l)	ensure that the performance of individual Executive and Non-Executive Directors and of the Board as a whole and its Committees is evaluated at least once a year and act on the results of the performance evaluation;

(m)	drawing on the guidance of the Governance and Nomination Committee lead, on behalf of the Non-Executive Directors, an annual formal evaluation of the performance of each Executive Director;

(n)	encourage active engagement by all the members of the Board, promoting constructive relations between Executive and Non-Executive Directors; and

(o)	work closely with the Chief Executive Officer, providing support and advice on matters relevant to strategy and operations while respecting the executive responsibility of the Chief Executive Officer to manage the Group.

6.3	The Chairman has access at all times to the Company Secretary, General Counsel and the external auditors.

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7.	The Chief Executive Officer

7.1	The role of the Chief Executive Officer is to manage the Group’s business on a day-to-day basis, subject to the Reserved Matters for the Board and the matters assigned by the Board to the Committees of the Board, and to assist the Board in carrying out its role by providing advice and recommendations consistent with the agreed corporate objectives and financial and operational risk management and regulatory good practice.

7.2	In fulfilling his executive role, the Chief Executive Officer acts within the authority delegated to him by the Board. His specific responsibilities include:

(a)	leading the Executive Directors and the senior management in the day to day running of the Group’s businesses;

(b)	developing and presenting to the Board the Group strategy and objectives, and ensuring subsidiary companies’ strategies are consistent with them;

(c)	developing appropriate capital, corporate and management structures to ensure the Group’s objectives can be met;

(d)	monitoring the operational performance and strategic direction of the Group;

(e)	managing the Group’s internal control framework, including approving management and control policies;

(f)	approving investments/disinvestments and major contracts (within authorised limits);

(g)	approving the Group’s management development and succession plans for senior management, and approving appointments and termination of staff reporting to senior management;

(h)	reporting regularly to the Board with appropriate, timely and quality information so that the Board can discharge its responsibilities effectively and in particular will report on the progress being made by the Group towards its strategic objectives and towards its short, medium and long term plans; and

(i)	in conjunction with the Chairman, where appropriate, represent the Group to external stakeholders, including shareholders, customers, suppliers, regulatory and governmental authorities, and the community.

8.	The Senior Independent Director and the Non-Executive Directors

8.1	Senior Independent Director (SID)

(a)	The Senior Independent Director is an independent Non-Executive Director who is available as a trusted intermediary to shareholders and other Non-Executive Directors in particular if they have concerns which contact through the normal channels of Chairman or Chief Executive Officer has failed to resolve, or for which such contact is inappropriate. He has the power to call meetings of the Non-Executive Directors should he consider it necessary.

(b)	The Senior Independent Director provides a sounding board for the Chairman and shall, at least annually, lead a review of the performance of the Chairman including a meeting of Directors at which the Chairman is not present.

(c)	The Senior Independent Director has access at all times to the Company Secretary, General Counsel and the external auditors.

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8.2	Non-Executive Directors

(a)	The role of the Non-Executive Directors is to participate fully in the functioning of the Board, advising, supporting and challenging management as appropriate. Further details of the role and responsibilities of Non-Executive Directors are set out below.

(b)	All Directors are required as members of a unitary Board:

(i)	to provide entrepreneurial leadership of the Group within a framework of prudent and effective controls which enables risk to be assessed and managed;

(ii)	to set the Group’s strategic aims, ensure that the necessary financial and human resources are in place for the Group to meet its objectives, and review management performance;

(iii)	to set the Group’s values and standards and ensure that its obligations to its members and others are understood and met;

(iv)	to bring unfettered judgement to bear on the issues of strategy, performance, resources, key appointments and standards of conduct;

(v)	to be able to allocate sufficient time to the Group to discharge their responsibilities effectively; and

(vi)	to attend meetings of the Board, any relevant Committees and any general meetings of shareholders of the Company.

(c)	In addition to these requirements for all Directors, the role of the Non-Executive Director has the following key elements:

(i)	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

(ii)	Performance: Non-Executive Directors should scrutinise the performance of management in meeting agreed goals and objectives, and monitor the reporting of performance;

(iii)	Risks: Non-Executive Directors should satisfy themselves on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

(iv)	People: Non-Executive Directors are (in conjunction with the Remuneration Committee) responsible for determining appropriate levels of remuneration of Executive Directors and have a prime role in succession planning.

(d)	The role of the Non-Executive Directors is also to:

(i)	uphold the highest ethical standards of integrity and probity;

(ii)	support the Executive Directors in their leadership of the business while monitoring their conduct;

(iii)	question intelligently, debate constructively, challenge rigorously and decide dispassionately;

(iv)	listen sensitively to the views of others, inside and outside the Board;

(v)	gain the trust and respect of other Board members;

(vi)	are well informed about the Group and the external environment in which it operates and the Group’s operations; and

(vii)	promote the highest standards of corporate governance and seek appropriate compliance with the provisions of the UK Corporate Governance Code.

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(e)	Non-Executive Directors are appointed for specific terms subject to election or re-election by shareholders and to the provisions of the Articles of Association and statutory provisions relating to the removal of Directors.

(f)	The Non-Executive Directors have access at all times to the Company Secretary, General Counsel and the external auditors.

(g)	All Directors have the right to have any unresolved concerns about the running of the Company or a proposed action recorded in the minutes.

9.	Fiduciary Duties of all Directors as directors of a Jersey company

9.1	The Companies (Jersey) Law 1991 also sets out certain statutory duties that the Directors owe to the Company. These are:

(a)	to act honestly and in good faith with a view to the best interests of the Company;

(b)	to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances; and

(c)	to disclose to the Company any direct or indirect interest that he or she has in any transactions entered into or to be entered into by the Company which materially conflicts with the Company’s interests.

9.2	In interpreting these statutory duties, a Director has a duty to exercise powers for their proper purpose and to account for profits.

9.3	Further details of the duties that a director owes to the Company are set out in the Company’s memorandum entitled “Memorandum on Duties and Responsibilities of Directors of Randgold Resources Limited” which is available from the Company Secretary.

10.	Secretary

10.1	The Company Secretary is accountable to the Board and his or her appointment and removal is a matter for the Board as a whole.

10.2	The Company Secretary will advise the Chairman, and through the Chairman, the Board and individual directors on all matters of business ethics and good governance and will provide practical support and guidance to the Directors.

10.3	The Company Secretary’s advice and services shall be available to all Directors and Board Committees.

10.4	The Company Secretary will be responsible for obtaining independent advisory services at the request of the Board, Board Committees or individual Directors subject to the procedures set out at paragraph 5 above.

10.5	The Company Secretary will develop and maintain the information systems and processes and will facilitate the acquisition of information by the Directors and Board Committees to maximise their ability to contribute to Board discussions and enable the Board to fulfil its role and to achieve the Company’s strategic objectives.

10.6	The Company Secretary will ensure that the procedure for the appointment of directors is properly carried out and will assist in the proper induction of new directors.

10.7	The Company Secretary will ensure compliance by the Group with all relevant statutory and regulatory requirements.

10.8	The Company Secretary will assist in the implementation of corporate strategies by helping to ensure that the Board’s decisions and instructions are carried out and communicated.

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11.	Board Evaluation

11.1	The Board will, in conjunction with the Governance and Nomination Committee, conduct performance evaluations of the Board as a whole, its Committees, the Chairman, individual Directors, and the governance processes which support the Board’s work.

11.2	All evaluations will have regard to the collective nature of Board work, and the operation of the governance processes established in this document. Evaluations will be conducted annually.

11.3	In its evaluation, the Board will consider the balance of skills, experience, independence and knowledge of the Company on the Board, its diversity, including gender, how the Board works together as a unit and other factors relevant to its effectiveness.

11.4	The Board will, in conjunction with the Governance and Nomination Committee, conduct evaluations of the performance of Directors retiring and seeking re-election to the Board. The Board will use the results of these evaluations in considering the endorsement of Directors for re-election by shareholders.

11.5	The Non-Executive Directors, led by the Senior Independent Director, will on an annual basis, evaluate the performance of the Chairman taking into account the views of the Executive Directors.

11.6	The Board will be externally evaluated at least every three years.

11.7	The annual report will include a statement as to how performance evaluation of the Board, its Committees and individual directors has been conducted.

12.	Committees of the Board

12.1	The Board will establish Committees to assist the Board in exercising its authority.

12.2	The permanent committees of the Board are the Audit Committee, the Remuneration Committee and the Governance and Nomination Committee.

12.3	The Board will establish Committee Terms of Reference to set the constitutional base for each Committee and to set out their duties and remit. The current Terms of Reference for the Audit Committee, the Remuneration Committee and the Governance and Nomination Committee are set out in the Appendices to this document.

12.4	The composition of each Committee will be set out in the Terms of Reference for the relevant Committee.

12.5	The Committees will be provided with access to sufficient resources to carry out their activities effectively.

12.6	The Terms of Reference of the Committees will not be altered without the approval of the Board.

13.	Reserved Matters

13.1	The Board has reserved some matters to itself for decision and has delegated certain matters to the Committees of the Board. Subject thereto, the Board has delegated authority for all other matters to the Chief Executive Officer.

13.2	The Board has reserved for its sole discretion the following:

(a)	Objectives and Strategy

(i)	Determination of the Group’s objectives and review of their achievement.

(ii)	Determination of the Group’s strategies and review of their implementation.

(b)	Structure

Determination of the corporate structure of the Group.

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(c)	Capital and Dividends

(i)	Approval of changes, which are material to the Group, relating to the capital of any Group Company, including reduction of share capital, share issues, share buy backs, reorganisation or restructuring of capital and the listing or de-listing of any Group Company’s shares or other securities, including debt instruments, on any recognised investment exchange.

(ii)	Approval of dividend policy, interim dividends and recommendation of final dividends of the Company.

(d)	Management

Approval of the annual plans, allocation of capital, and operating and capital expenditure budgets of the Group, and changes to them, which are material to the Group.

(e)	Financial Reporting, Internal Controls, Risk and Capital management

(i)	Approval of the Company’s interim and final financial statements including all associated reports and Form 20-F.

(ii)	Approval of, and material changes to, the Group’s accounting policies or practices.

(iii)	Approval of the Company’s fiscal policies including treasury and hedging policies.

(iv)	Approval of the Group’s risk strategy, appetite and tolerance and approval of all financial, legal and ethical controls of the Company to ensure the appropriate compliance procedures are in place.

(v)	Approval of the results of the annual review of the effectiveness of the system of internal control.

(f)	Transactions[1]

(i)	Approval of any material transaction of any Group Company, being:

(A)	any Class 1 or Class 2 transaction (as defined by the Listing Rules);

(B)	any Class 3 transaction (as defined by the Listing Rules) which gives rise to any issue of securities;

(C)	any transaction with a related party (as defined by the Listing Rules) giving rise to an obligation on the Company to send a circular to its shareholders;

(D)	any new mine development or project.

(ii)	Approval of the commencement of any material new activity by any Group Company.

(iii)	Approval of the cessation, by any Group Company, of any material activity previously conducted.

(g)	Communication

(i)	Approval of business to be considered at general meetings of the Company and related documentation to be communicated to shareholders.

(ii)	Approval of all prospectuses and listing particulars material to the Group issued by any Group Company, and all communications with shareholders concerning Board decisions.

(iii)	Approval of announcements of quarterly, interim and final results of any Group Company or concerning Board decisions.

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(iv)	Approval of communications, which are material to the Group, with any relevant Regulatory Authority made in the name of the Board.

(h)	Corporate Governance, Board, and Other Appointments

(i)	Approval of material changes to the Board Charter of the Company, including:

(A)	the matters reserved for the Board; and

(B)	the Terms of Reference of Board Committees.

(ii)	Approval of the results of the review of the effectiveness of the Board, the Chairman, individual Directors and Board Committees.

(iii)	Approval of changes to the structure, size and composition of the Board of Directors of the Company.

(iv)	Approval of the formal processes for the selection, induction and training of Directors and review of the implementation of these processes.

(v)	Determination of the independence of the Company’s Non-Executive Directors.

(vi)	Approval of the appointment and removal of:

(A)	Chairman;

(B)	Chief Executive Officer;

(C)	Executive Directors;

(D)	Non-Executive Directors;

(E)	Senior Independent Director;

(F)	Company Secretary and General Counsel;

(G)	Chairmen of Board Committees;

(H)	Members of Board Committees;

and approval of their respective roles and responsibilities, and any material changes to any of them.

(vii)	Approval of any recommendation to shareholders for the election or re-election of any Director.

(viii)	Approval of the appointment, reappointment or removal of the Company’s external auditor.

(ix)	Approval of the arrangements for directors’ and officers’ liability insurance and indemnification of directors within the Group.

(x)	Approval of the Company’s principal corporate advisors.

(i)	Remuneration and Pensions

(i)	Approval of the establishment of, or material changes to, any relevant employee share plans and/or annual cash bonus plans.

(ii)	Approval of the remuneration and terms of appointment of any Director and any material changes to them.

(iii)	Approval of the establishment or cessation by any Group Company of any pension schemes, under which any directors or officers of the Group may benefit.

9

(j)	Delegation of Authority

(i)	Approval of the scope and extent of the role of, and delegations to, the Chairman, Senior Independent Director, Chief Executive Officer and Executive and Non-Executive Directors.

(ii)	Approval of the delegations to Board Committees, as reflected in their Terms of Reference.

(k)	Policies

(i)	Approval of material changes to Group polices.

(l)	Other

(i)	Such other matters as the Board may determine from time to time.

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APPENDIX 1

Audit Committee Terms of Reference

1.	Purpose

The Audit Committee will assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the system of internal control and management of financial risks, the audit process, and the Company’s process for monitoring compliance with laws, regulations and governance and the Company’s Code of Conduct. In performing its duties, the Committee will maintain effective working relationships with the Board, management, and the internal and external auditors. To perform his/her role effectively, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company’s business, operations, and risks.

2.	Authority

The Board authorises the Audit Committee, within the scope of its responsibilities, to:

2.1	seek any information it requires from:

(a)	any employee (and all employees are directed to co-operate with any request made by the Audit Committee); and

(b)	external parties;

2.2	call any employee to be questioned at a meeting of the Committee as and when required;

2.3	ensure the attendance of Company officers at meetings of the Committee, as appropriate; and

2.4	have the right to publish in the Company’s annual report details of any issues that cannot be resolved between the Committee and the Board.

3.	Composition

3.1	The Audit Committee will comprise at least three (3) members, each of whom shall be independent for the purposes of the UK Corporate Governance Code and the NASDAQ stock market independence requirements. Members of the Committee shall be appointed by the Board on the recommendation of the Governance and Nomination Committee in consultation with the chairman of the Audit Committee.

3.2	Each member should be capable of making a valuable contribution to the Committee.

3.3	At least one member of the Committee shall have recent and relevant financial experience. The chairman of the Board shall not be a member of the Committee.

3.4	The chairman of the Audit Committee will be nominated by the Board from time to time and shall be an independent non-executive director. In the absence of the Committee chairman and/or an appointed deputy, the remaining members present shall elect one of themselves to chair the meeting.

3.5	Members will be appointed for periods of up to three years which may be extended for further periods of up to three years, provided the director still meets the criteria for membership of the Committee.

3.6	The secretary of the Audit Committee will be the Company secretary, or his or her nominee.

3.7	The Board may remove members of the Committee with or without cause.

4.	Duties, Roles and Responsibilities

4.1	Internal Control

The Audit Committee will:

(a)	keep under review, the adequacy and effectiveness of the Company’s internal financial controls and internal control and risk management systems;

(b)	evaluate whether management is setting the appropriate “control culture” by communicating the importance of internal control and the management of risk, ensuring that all employees have an understanding of their roles, responsibilities and duties in compliance with the Company’s system of internal controls;

(c)	consider how management is held to account for the security of computer systems and applications, and the contingency plans for processing financial information in the event of a systems breakdown;

(d)	review whether internal control recommendations made by the external auditors have been implemented by management;

(e)	review the Company’s annual risk assessment; and

(f)	review and approve the statements to be included in the annual report concerning internal controls and risk management.

4.2	Financial Reporting

(a)	General

The Audit Committee will:

(i)	gain an understanding of the current areas of greatest financial risk and how management is managing these effectively;

(ii)	consider with the external auditors any fraud, illegal acts, deficiencies in internal control or other similar issues;

(iii)	review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and gain an understanding of their impact on the financial statements;

(iv)	ask management and the external auditors about significant risks and exposures and the plans to minimize such risks; and

(v)	review any legal matters which could significantly impact the financial statements.

(b)	Annual Financial Statements

The Audit Committee will:

(i)	review and monitor the integrity of the annual financial statements and the annual report on Form 20-F and determine whether they are complete and consistent with the information known to Committee members, assess whether the financial statements reflect appropriate accounting standards and principles and make appropriate estimates and judgments, taking into account the view of the external auditor;

(ii)	review and challenge where necessary the consistency of and any changes to accounting policies on a year to year basis;

(iii)	review the clarity of disclosure in the financial statements and the context in which the statements are made;

(iv)	pay particular attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures and review and challenge the methods used to account for significant or unusual transactions where different approaches are possible;

(v)	focus on judgmental areas, for example those involving valuation of assets and liabilities, warranty, product or environmental liability, litigation reserves, and other commitments and contingencies;

(vi)	meet with management and the external auditors to review the financial statements and the results of the audit; and

(vii)	review the other sections of the annual report before its release and consider whether the information is understandable and consistent with members’ knowledge about the Group and its operation.

(c)	Preliminary Announcements, Interim and Quarterly Financial Statements and other announcements relating to financial performance

The Audit Committee will:

(i)	review and monitor the integrity of preliminary announcements, interim and quarterly financial statements and other announcements relating to financial performance and assess whether they reflect appropriate accounting standards and principles and make appropriate estimates and judgments taking into account the views of the external auditor;

(ii)	assess the fairness of the preliminary announcements, interim and quarterly financial statements and other announcements relating to financial performance, including reviewing the clarity of disclosure and the context in which statements are made and obtain explanations from management and external auditors on whether:

(A)	actual financial results for the relevant period varied significantly from budgeted or projected results;

(B)	changes in financial ratios and relationships in the relevant financial statements are consistent with changes in the Company’s operations and financial practices;

(C)	the appropriate accounting standards and principles have been consistently applied;

(D)	there have been actual or there are proposed to be changes in accounting or financial reporting practices;

(E)	there are or have been any significant or unusual events or transactions and whether the methods used to account for significant or unusual transactions are appropriate;

(F)	the Company’s financial and operating controls are functioning effectively; and

(G)	the preliminary announcements and interim and quarterly financial statements and other announcements relating to financial performance contain adequate and appropriate disclosures.

4.3	External Audit

The Audit Committee will:

(a)	review the external auditors’ terms of engagement and approve the proposed audit scope and approach and ensure no unjustified restrictions or limitations have been placed on the scope;

(b)	review and oversee the relationship and the performance of the external auditors;

(c)	make recommendations on the auditor’s remuneration and whether fees for audit or non-audit services are appropriate, including to enable an adequate audit to be conducted;

(d)	assessing annually the auditor’s independence and objectivity, taking into account relevant professional and regulatory requirements and the relationship with the auditor as a whole including the provision of any non-audit services;

(e)	satisfying itself that there are no relationships (such as family, employment, investment, financial or business) between the auditor and the Company (other than in the ordinary course of business);

(f)	make recommendations to the Board regarding the appointment, reappointment and removal of the external auditors and the rotation of the audit partner. The Committee shall oversee the selection process for a new auditor and if an auditor resigns, the Committee shall investigate the issues leading to this and decide whether any action is required;

(g)	agree with the Board a policy on the employment of former employees of the Company’s auditor, and monitor the implementation of this policy;

(h)	monitor the auditor’s compliance with relevant ethical and professional guidance on the rotation of audit partner, the level of fees paid by the Company compared to the overall fee income of the firm, office and partner and other related requirements;

(i)	assess annually the qualifications, expertise and resources of the auditor and the effectiveness of the audit process, which shall include a report from the external auditor on their own internal quality procedures;

(j)	seek to ensure co-ordination with the activities of the internal audit function;

(k)	meet regularly with the external auditor, including once at the planning stage before the audit and once after the audit at the reporting stage. The Committee shall meet the external auditor at least once a year, without management being present, to discuss the auditor’s remit and any issues arising from the audit;

(l)	review and approve the annual audit plan and ensure that it is consistent with the scope of the audit engagement;

(m)	review the findings of the audit with the external auditor. This shall include but not be limited to, the following:

(i)	discussion of any major issues which arose during the audit;

(ii)	any accounting and audit judgements;

(iii)	levels of errors identified during the audit; and

(iv)	the effectiveness of the audit.

(n)	review any representation letter(s) requested by the external auditor before they are signed by management;

(o)	review the management letter and management’s response to the auditor’s findings and recommendations; and

(p)	develop and implement a policy on the supply of non-audit services by the external auditor, taking into account any relevant ethical guidance on the matter.

4.4	Internal Audit

The Audit Committee shall:

(a)	monitor and review the effectiveness of the Company’s internal audit function in the context of the Company’s overall risk management system;

(b)	approve the appointment and removal of the head of the internal audit function;

(c)	consider and approve the remit of the internal audit function and ensure it has adequate resources and appropriate access to information to enable it to perform its function effectively and in accordance with the relevant professional standards. The Committee shall also ensure the function has adequate standing and is free from management or other restrictions;

(d)	review and assess the annual internal audit plan;

(e)	review reports addressed to the Committee from the internal auditor;

(f)	review and monitor management’s responsiveness to the findings and recommendations of the internal auditor; and

(g)	meet the head of internal audit at least once a year, without management being present, to discuss their remit and any issues arising from the internal audits carried out. In addition, the head of internal audit shall be given the right of direct access to the chairman of the Board and to the Committee.

4.5	Risks

The Audit Committee shall:

(a)	advise the Board on the Group’s overall risk appetite, tolerance and strategy in connection with its business plans and operations, taking account of the current and prospective local and international regulatory, political, trading and economic environments within which it operates;

(b)	oversee and advise the Board on the current risk exposures of the Group and future risk strategy;

(c)	before a decision to proceed is taken by the Board, if requested by the Board, advise the Board on proposed strategic transactions, including any significant new project, tender, development phase, acquisition or disposal, ensuring that a suitable due diligence appraisal of the proposition is undertaken, focussing in particular on risk aspects and implications for the risk appetite and tolerance of the Company, and taking independent external advice where appropriate and available;

(d)	review the adequacy and effectiveness of environmental and health and safety policies, strategies, standards, reporting and management behaviours, including organisational structures, compliance processes and competency within the Group and where relevant in respect of instruction, coordination and supervision of contractors, and equivalent arrangements in relation to other key project and operational risks and responsibilities such as concerning local employment, sustainable development, human rights and managing relationships with communities and other stakeholder engagement; and

(e)	review and monitor the effectiveness of the Group’s risk management systems, including reviewing the process of indentifying, assessing and reporting key risks and control activities as well as reviewing the Group’s annual review report.

5.	Compliance, whistleblowing and fraud

The Audit Committee shall:

5.1	review the adequacy and security of the Company’s arrangements for its employees and contractors to raise concerns, in confidence, about possible wrongdoing in financial reporting or other matters. The Committee shall ensure that these arrangements allow proportionate and independent investigation of such matters and appropriate follow up action;

5.2	review the Company’s procedures for detecting fraud and the results of any management investigation of any suspected fraudulent acts;

5.3	review the Company’s systems and controls for the prevention of bribery and receive reports on non-compliance;

5.4	review the effectiveness of the system for monitoring compliance with laws and regulations and the results of any management’s investigation into non-compliance;

5.5	obtain regular updates from management and the Company’s legal counsel regarding compliance matters;

5.6	be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

5.7	review the findings of any investigation, report or examination by any external regulatory agency and make appropriate recommendations to the Board.

6.	Compliance with the Code of Conduct

The Audit Committee shall:

6.1	ensure that the Code of Conduct is being brought to the attention of all employees; and

6.2	evaluate whether management is setting the appropriate “tone at the top” by communicating the importance of the Code of Conduct and the guidelines for acceptable behaviour.

7.	Meetings

7.1	Only members of the Committee have the right to attend Committee meetings. The Audit Committee may invite such other persons (e.g. the chief executive officer, chief financial officer, chairman of the Board, other directors and internal audit and representatives from the finance function) to all or part of its meetings, as it deems appropriate or necessary.

7.2	A quorum for any meeting will be two members.

7.3	The external auditors should be invited to attend meetings of the Committee and make presentations to the Audit Committee as appropriate.

7.4	Meetings shall be held not less than four times a year at appropriate times in the reporting and audit cycle. Other meetings may be convened as required. Meetings of the Committee shall be called by the secretary of the Committee at the request of any of its members or at the request of the external or internal auditor if they consider that it is necessary.

7.5	Unless otherwise agreed, notice of each meeting confirming the venue, time and date together with an agenda of items to be discussed, shall be forwarded to each member of the Committee, any other person required to attend and all other non-executive directors no later than four working days before the date of the meeting. Supporting papers shall be sent to Committee members and to other attendees as appropriate, at the same time.

7.6	The proceedings and decisions of all meetings will be minuted by the secretary.

7.7	Draft minutes of Committee meetings shall be circulated to all members of the Committee. Once approved, minutes should be circulated to all other members of the Board unless it would be inappropriate to do so.

7.8	The Committee chairman shall report formally to the Board on its proceedings after each meeting on all matters within its duties and responsibilities.

8.	Other Matters

8.1	The Committee Chairman should attend the annual general meeting to answer shareholder questions on the Committee’s activities.

8.2	The Committee shall make whatever recommendations to the Board it deems appropriate on any area within its remit where action or improvement is needed.

8.3	The Committee shall produce a report on its activities to be included in the Company’s annual report.

8.4	The Committee shall have access to sufficient resources in order to carry out its duties, including access to the Company secretariat for assistance as required.

8.5	The Committee shall perform other oversight functions such as insurance cover, tax planning as may be requested by the Board.

8.6	The Committee shall keep under review, the Board Charter and make recommendations to the Board.

8.7	The Committee shall give due consideration to laws and regulations, the provisions of the UK Corporate Governance Code and the requirements of the UK Listing Authority’s Listing, Prospectus and Disclosure and Transparency Rules and any other applicable rules, as appropriate.

8.8	The Committee shall be responsible for co-ordination of the internal and external auditors.

8.9	The Committee shall, if necessary, institute special investigations and oversee any investigation of activities which are within its terms of reference.

8.10	The Committee shall arrange for periodic reviews of its own performance and, at least annually, review its constitution and terms of reference to ensure it is operating at maximum effectiveness and recommend any changes it considers necessary to the Board for approval.

8.11	The Committee is authorised by the Board to obtain, at the Company’s expense, outside legal or other professional advice on any matters within its terms of reference.

APPENDIX 2

Remuneration Committee Terms of Reference

1.	Purpose

The Remuneration Committee is charged with the responsibility of determining and agreeing with the Board of Directors (the “Board”) the framework or broad policy for the remuneration of the chairman, the executive directors and senior management of the Company.

2.	Composition

2.1	The Remuneration Committee (the “Committee”) shall be made up of at least three (3) members, each of whom who shall be an independent non-executive director for the purposes of the UK Corporate Governance Code and independent for the purposes of the NASDAQ Stock Market independence requirements. The chairman of the Board may also serve on the Committee as an additional member (but will not chair the Committee), if he or she was considered independent on appointment as chairman.

2.2	Members of the Committee shall be appointed by the Board, on the recommendation of the Governance and Nomination Committee and in consultation with the chairman of the remuneration Committee.

2.3	Each member should be capable of making a valuable contribution to the Committee.

2.4	The Committee members shall be appointed by the Board for periods of up to three years, which may be extended for further periods of up to three years, provided the director still meets the criteria for membership of the Committee.

2.5	The Board may remove members of the Committee with or without cause.

2.6	The Board shall appoint the Committee chairman who shall be an independent non-executive director. In the absence of the Committee chairman and/or an appointed deputy at any meeting of the Committee, the remaining members present shall elect one of themselves to chair the meeting who would qualify under these terms of reference to be appointed to that position by the Board.

2.7	The Company secretary or his or her nominee shall act as the secretary of the Committee.

3.	Duties, Responsibilities and Authority

The Committee shall:

3.1	Remuneration Policy

(a)	determine and agree with the Board the framework or broad policy for the remuneration of the chairman of the Board, chief executive, and the other executive directors, the Company secretary and such other members of the executive management as it is designated to consider. The remuneration of non-executive directors shall be a matter for the executive members of the Board. No director or manager shall be involved in any decisions as to their own remuneration;

(b)	in determining such policy, take into account all factors which it deems necessary including relevant legal and regulatory requirements, the provisions and recommendations of the UK Corporate Governance Code and associated guidance, and the NASDAQ stock market requirements. The objective of such policy shall be to ensure that members of the executive management of the Company are provided with appropriate incentives to encourage enhanced performance and are, in a fair and responsible manner, rewarded for their individual contributions to the success of the Company;

(c)	when setting remuneration policy for directors, review and have regard to the remuneration trends across the Company or Group as a whole;

(d)	review the ongoing appropriateness and relevance of the remuneration policy;

(e)	within the terms of the agreed policy and in consultation with the chairman and/or chief executive, as appropriate, determine the total individual remuneration package of the chairman of the Board, each executive director, Company secretary and other designated senior executives including bonuses, incentive payments and restricted share awards or other share awards; and

(f)	on an annual basis and within the context of paragraph 3.1(e) above, review corporate goals and objectives relevant to the chief executive’s compensation, evaluate the chief executive’s performance in light of those goals and objectives, and determine the chief executive’s compensation level based on this evaluation. In determining any long-term incentive component of the chief executive’s compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s chief executive in past years.

3.2	Remuneration Consultants

(a)	obtain reliable, up-to-date information about remuneration in other companies. To help it fulfil its obligations the Committee shall have full authority to appoint remuneration consultants and to commission or purchase any reports, surveys or information which it deems necessary within any budgetary restraints imposed by the Board; and

(b)	be exclusively responsible for establishing the selection criteria, selecting, appointing and setting the terms of reference for any remuneration consultants who advise the Committee.

3.3	Performance related pay and other benefits

(a)	approve the design of, and determine targets for, any performance related pay schemes operated by the Company and approve the total annual payments made under such schemes;

(b)	review the design of all share incentive plans for approval by the Board and (if required) by the shareholders. For any such plans, determine each year whether awards will be made, and if so, the overall amount of such awards, the individual awards to executive directors, Company secretary and other designated senior executives and the performance targets to be used;

(c)	determine the policy for, and scope of, pension arrangements for each executive director and other designated senior executives;

(d)	oversee any major changes in employee benefits structures throughout the Company or Group;

(e)	agree the policy for authorising claims for expenses from the directors; and

(f)	ensure that contractual terms on termination, and any payments made, are fair to the individual, and the Company, that failure is not rewarded and that the duty to mitigate loss is fully recognised.

3.4	Other responsibilities

Carry out any other responsibilities as determined by the Board.

4.	Meetings

4.1	Only members of the Committee have the right to attend Committee meetings. However, other individuals such as the chief executive, the head of human resources and external advisers may be invited to attend for all or part of any meeting, as and when appropriate and necessary.

4.2	A quorum shall consist of two members both of whom shall be independent non-executive directors. A duly convened meeting of the Committee at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions vested in or exercisable by the Committee.

4.3	Meetings shall be held not less than four times a year with other meetings being convened as required.

4.4	Meetings of the Committee shall be called by the secretary of the Committee at the request of the Committee chairman.

4.5	Unless otherwise agreed, notice of each meeting confirming the venue, time and date together with an agenda of items to be discussed, shall be forwarded to each member of the Committee, any other person required to attend and all other non-executive directors, no later than four working days before the date of the meeting. Supporting papers shall be sent to Committee members and to other attendees, as appropriate, at the same time.

4.6	The secretary shall minute the proceedings and resolutions of all Committee meetings.

4.7	Draft minutes of Committee meetings shall be circulated to all members of the Committee. Once approved, minutes should be circulated to all other members of the Board unless it would be inappropriate to do so.

4.8	The Committee chairman shall report to the Board the results of its proceedings, deliberations and activities after each meeting.

5.	Other matters

5.1	The Committee chairman should attend the annual general meeting to answer any shareholder questions on the Committee’s activities.

5.2	The Committee shall make whatever recommendations to the Board it deems appropriate on any area within its remit where action or improvement is needed.

5.3	The Committee shall produce a report of the Company’s remuneration policy and practices to be included in the Company’s annual report and ensure each year that it is put to shareholders for approval at the AGM.

5.4	The Committee shall prepare and produce any reports required by any applicable regulatory authority for any jurisdiction in which the Company’s securities are traded, including, but not limited to, the annual report on executive compensation as required by the Securities and Exchange Commission.

5.5	The Committee shall have access to sufficient resources in order to carry out its duties, including access to the Company secretariat for assistance as required.

5.6	The Committee shall give due consideration to laws and regulations, the provisions of the UK Corporate Governance Code and the requirements of the UK Listing Authority’s Listing, Prospectus and Disclosure and Transparency Rules and any other applicable rules, as appropriate.

5.7	The Committee shall arrange for periodic reviews of its own performance and, at least annually, review its constitution and terms of reference to ensure it is operating at maximum effectiveness and recommend any changes it considers necessary to the Board for approval.

5.8	The Committee is authorised by the Board to obtain, at the Company’s expense, outside legal or other professional advice on any matters within its terms of reference.

APPENDIX 3

Governance and Nomination Committee Terms of Reference

1.	Purpose

The Governance and Nomination Committee (the “Committee”) of the Board of Directors (the “Board”) shall assist the Board in identifying qualified individuals for service as directors of the Company and as Board Committee members; develop and monitor a process for evaluating Board effectiveness; and oversee the development and administration of the Company’s Code of Conduct.

2.	Composition

2.1	The Committee shall consist of at least three (3) non-executive directors, each of whom shall be independent for the purposes of the UK Corporate Governance Code and the NASDAQ Stock Market independence requirements. The chairman of the Board may also serve on the Committee as a member if he or she was considered independent on appointment as chairman.

2.2	Each member should be capable of making a valuable contribution to the Committee.

2.3	The Committee members shall be appointed by the Board and shall be appointed for a period of up to three years, which may be extended for further periods of up to three years, provided the director still meets the criteria for membership of the Committee.

2.4	The Board may remove Committee members with or without cause.

2.5	The Board shall appoint the Committee chairman who should be either the chairman of the Board or an independent non-executive director. In the absence of the Committee chairman and/or an appointed deputy, at a meeting of the Committee the remaining members present shall elect one of themselves to chair the meeting from those who would qualify under these terms of reference to be appointed to that position by the Board. The chairman of the Board shall not chair the Committee when it is dealing with the matter of succession to the chairmanship.

2.6	The Company secretary or his or her nominee shall act as the secretary of the Committee.

3.	Duties, Responsibilities and Authority

The Committee shall:

3.1	Director nominations

lead the search to select qualified candidates of high personal and professional integrity and ability to serve the Company’s interests as directors and to contribute to the Board’s effectiveness.

3.2	Board size and composition and Board Committees

(a)	evaluate from time to time the structure, size and composition (including the skills, knowledge, experience and diversity) of the Board and recommend to the Board any desired changes;

(b)	give full consideration to, and make recommendations to the Board in relation to, succession planning for directors (and, in particular, for the key roles of chairman and chief executive officer) and other senior executives in the course of its work, taking into account the challenges and opportunities facing the Company, and the skills and expertise needed on the Board in the future;

(c)	keep under review the leadership needs of the organisation, both executive and non-executive, with a view to ensuring the continued ability of the Company to compete effectively in the marketplace;

(d)	keep up to date and fully informed about strategic issues and commercial changes affecting the Company and the market in which it operates;

(e)	before any appointment is made by the Board, evaluate the balance of skills, knowledge, experience and diversity on the Board, and, in the light of this evaluation prepare a description of the role and capabilities required for a particular appointment. In identifying suitable candidates the Committee shall:

(i)	if deemed appropriate, use open advertising or the services of external advisers to facilitate the search;

(ii)	consider candidates from a wide range of backgrounds; and

(iii)	consider candidates on merit and against objective criteria and with due regard for the benefits of diversity on the Board, including gender, taking care that appointees have enough time available to devote to the position;

(f)	for the appointment of a chairman of the Board, prepare a job specification, including the time commitment expected. A proposed chairman of the Board’s other significant commitments should be disclosed to the Board before appointment and any changes to the chairman of the Board’s commitments should be reported to the Board as they arise;

(g)	prior to the appointment of a director, require the proposed appointee to disclose any other business interests that may result in a conflict of interest and be required to report any future business interests that could result in a conflict of interest;

(h)	ensure that on appointment to the Board, non-executive directors receive a formal letter of appointment setting out clearly what is expected of them in terms of time commitment, Committee service and involvement of outside Board meetings;

(i)	make recommendations to the Board concerning suitable candidates for the role of senior independent director;

(j)	make recommendations to the Board concerning membership of the Committee, and the audit and remuneration Committees, and any other Board Committees as appropriate, in consultation with the chairmen of those Committees;

(k)	make recommendations to the Board concerning the re-appointment of any non-executive director at the conclusion of their specified term of office having given due regard to their performance and ability to continue to contribute to the Board in the light of the knowledge, skills and experience required;

(l)	make recommendations to the Board concerning the re-election by shareholders of directors under the annual re-election provisions of the UK Corporate Governance Code or the retirement by rotation provisions in the Company’s articles of association, having due regard to their performance and ability to continue to contribute to the Board in the light of the knowledge, skills and experience required and the need for progressive refreshing of the Board (particularly in relation to directors being re-elected for a term beyond six years);

(m)	make recommendations to the Board concerning any matters relating to the continuation in office of any director at any time including the suspension or termination of service of an executive director as an employee of the Company subject to the provisions of the law and their service contract; and

(n)	make recommendations to the Board concerning the appointment of any director to executive or other office.

3.3	Board self-evaluation

(a)	review annually the time required from non-executive directors. Performance evaluation should be used to assess whether the non-executive directors are spending enough time to fulfil their duties; and

(b)	facilitate the Board’s self-evaluation process to assess the effectiveness of Board and Committee practices and the performance of the Board and its Committees as a whole.

3.4	Corporate governance

(a)	develop, recommend to the Board and administer such corporate governance guidelines and practices as are required by laws or regulations applicable to the Company or that the Committee otherwise deems appropriate; and

(b)	oversee the development and maintenance of, and approval of the Company’s Code of Conduct.

3.5	Shareholder proposals and communications

review and make recommendations to the Board regarding any proposals received from the Company’s shareholders that relate to corporate governance. The Committee may develop such policies and procedures as it deems appropriate with respect to: (i) the acceptance and consideration of any nominations for director appointments received from shareholders, subject to the requirements of any applicable laws or regulations and (ii) any other communications received from the Company’s shareholders to the Board.

3.6	Advisors

have the authority to engage any search firm to assist in identifying director candidates and have the authority to seek advice from internal and external sources, as the Committee deems appropriate to assist in discharging its responsibilities.

3.7	Other responsibilities

carry out such other responsibilities as the Board may determine.

4.	Meetings

4.1	Only members of the Committee have the right to attend Committee meetings. However, other individuals, such as the chief executive, the head of human resources and external advisers, may be invited to attend for all or part of any meeting as and when appropriate and necessary.

4.2	A quorum shall consist of two members both of whom shall be independent non-executive directors. A duly convened meeting of the Committee at which a quorum is present shall be competent to exercise all of any of the authorities, powers and discretions vested in or exercisable by the Committee.

4.3	Meetings shall be held not less than four times a year, with other meetings being convened as required.

4.4	Meetings of the Committee shall be called by the secretary of the Committee at the request of the Committee chairman.

4.5	Unless otherwise agreed, notice of each meeting confirming the venue, time and date, together with an agenda of items to be discussed, shall be forwarded to each member of the Committee, any other person required to attend and all other non-executive directors, no later than four working days before the date of the meeting. Supporting papers shall be sent to Committee members and to other attendees as appropriate, at the same time.

4.6	The secretary shall minute the proceedings and resolutions of all Committee meetings.

4.7	Draft minutes of Committee meetings shall be circulated to all members of the Committee. Once approved, minutes should be circulated to all other members of the Board unless it would be inappropriate to do so.

4.8	The Committee chairman shall report to the Board the results of its proceedings, deliberations and activities after each meeting.

5.	Other matters

5.1	The Committee chairman should attend the annual general meeting to answer any shareholder questions on the Committee’s activities.

5.2	The Committee shall make whatever recommendations to the Board it deems appropriate on any area within its remit where action or improvement is needed.

5.3	The Committee shall produce a report to be included in the Company’s annual report about its activities, the process used to make appointments and explain if external advice or open advertising has not been used.

5.4	The Committee shall have access to sufficient resources in order to carry out its duties, including access to the Company secretariat for assistance as required.

5.5	The Committee shall give due consideration to laws and regulations, the provisions of the UK Corporate Governance Code and the requirements of the UK Listing Authority’s Listing, Prospectus and Disclosure and Transparency Rules and any other applicable Rules, as appropriate.

5.6	The Committee shall arrange for periodic reviews of its own performance and, at least annually, review its constitution and terms of reference to ensure it is operating at maximum effectiveness and recommend any changes it considers necessary to the Board for approval.

5.7	The Committee is authorised by the Board to obtain, at the Company’s expense, outside legal or other professional advice on any matters within its terms of reference.